Exhibit 99.1

Investor Relations Contact:

Amy Theaumont

A.Theaumont@benefitstreetpartners.com
(617) 433-2543

For media inquiries:
Travis Fishstein
Travis.Fishstein@franklintempleton.com
(917) 822-1857

Franklin BSP Capital Corp. Completes Merger with Franklin BSP Lending Corp.

NEW YORK, N.Y. – January 24, 2024 – Franklin BSP Lending Corporation (“FBLC”) and Franklin BSP Capital Corporation (“FBCC”), business development companies (“BDCs”) managed by affiliates of Benefit Street Partners L.L.C. (“BSP”), today announced the completion of their previously announced merger. FBCC is the surviving company in the merger and will continue to be advised by Franklin BSP Capital Adviser L.L.C., an affiliate of BSP (“FBCA”). Based on September 30, 2023 financial information, the combined company has over $3.8 billion of total assets and approximately $2.1 billion of total net assets on a pro forma basis.

As previously announced, FBCC’s stockholders have approved an amended and restated investment advisory agreement with FBCA, which became effective today upon the closing of the merger.

Richard Byrne, President of BSP and CEO & Chairman of FBCC, said, “We are pleased to announce the completion of the merger between FBLC and FBCC. We believe this transaction will be immediately accretive to stockholders and unlock nearly $700 million of capital that we can deploy into a very attractive origination environment. We look forward to capitalizing on the combined company’s synergies and will continue to deliver strong growth and long-term value for our stockholders.”

In connection with the merger, former FBLC stockholders will receive 0.4647 shares of newly-issued FBCC common stock for each share of FBLC common stock. As a result of the merger, legacy FBCC stockholders and former FBLC stockholders own approximately 19.3% and 80.7%, respectively, of the combined company.

Keefe, Bruyette & Woods, A Stifel Company, served as financial advisor and Sullivan & Worcester LLP as legal counsel to the special committee of FBCC.

J.P. Morgan served as financial advisor and Sullivan & Worcester LLP as legal counsel to the special committee of FBLC.

Simpson Thacher & Bartlett LLP served as legal counsel to FBCC and FBLC with respect to the merger. Dechert LLP served as legal counsel to FBCC and FBLC.

About Benefit Street Partners

Benefit Street Partners L.L.C. is a leading credit-focused alternative asset management firm with approximately $76 billion in assets under management as of September 30, 2023. The combined BSP-Alcentra platform has over 400 employees, including 170 investment professionals, in multiple locations across the globe. BSP manages assets across a broad range of complementary credit strategies, including private/opportunistic debt, structured credit, high yield, special situations, long-short liquid credit, and commercial real estate debt. BSP offers investors deep industry and structuring expertise, demonstrated credit discipline, access to sponsor and non-sponsor deal flow, and a 15+ year track record in the private credit markets. Based in New York, the BSP platform was established in 2008. BSP is a wholly owned subsidiary of Franklin Templeton. For further information, please visit www.benefitstreetpartners.com.

About Franklin BSP Capital Corporation

FBCC is a non-listed BDC with a $759 million investment portfolio at fair value as of September 30, 2023, prior to the merger. Post-merger, based on September 30, 2023 financial information, FBCC has over $3.8 billion of total assets and approximately $2.1 billion of total net assets on a pro forma basis. FBCC’s investment portfolio primarily consists of loans to middle-market companies. FBCC has elected to be regulated as a BDC under the Investment Company Act of 1940, as amended (the “1940 Act”). FBCC is managed by FBCA. For further information, please visit www.fbccbdc.com. This press release is not an offer to sell any securities issued by FBCC and is not soliciting an offer to buy such securities.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition or the anticipated merger of FBLC with and into FBCC (the “Merger”). The forward-looking statements may include statements as to: future operating results of FBCC and FBLC and distribution projections; business prospects of FBCC and FBLC and the prospects of their portfolio companies; the impact of the investments that FBCC and FBLC expect to make; and the impact and effects of the Merger. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. FBCC and FBLC have based the forward-looking statements included in this press release on information available to them on the date of this press release, and they assume no obligation to update any such forward-looking statements. Although FBCC and FBLC undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that FBCC and FBLC in the future may file with the Securities and Exchange Commission.